HEI Exhibit 10.20

ID# 4287t

AMERICAN SAVINGS BANK

SUPPLEMENTAL RETIREMENT, DISABILITY,

AND DEATH BENEFIT PLAN

Effective January 1, 1996

PROLOGUE

American Savings Bank, F.S.B., (“ASB”) sponsors the American Savings Bank Supplemental Retirement, Disability, and Death Benefit Plan (the “Plan”) in order to assist ASB in attracting and retaining senior management personnel (who by reason of training, education, experience, and ability are capable of materially affecting ASB’s profitability and performance). This document is a restatement of the Plan, effective January 1, 1996.

The Plan is unfunded and maintained for a select group of management employees. It is not intended to meet or be subject to the qualification requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended.

This Plan, as restated, applies to participants who become entitled to benefits under this Plan on or after January 1, 1996. For participants who became entitled to benefits before January 1, 1996, the provisions of the Plan as then in effect shall apply.

ARTICLE I

DEFINITIONS

The following terms as used herein shall have the indicated meaning, unless a different meaning is clearly required by the context. Whenever appropriate, words used in the singular may include the plural and vice versa, and the masculine gender shall always include the feminine gender.

1.1 Actuarial Equivalent means an amount and form of benefit certified by an actuary to be mathematically equivalent in value to a given amount and form of benefit on the basis of uniform procedures and actuarial assumptions adopted by the Committee. Plan benefits that are deemed to be “actuarially reduced,” “actuarially increased,” or “actuarially adjusted” shall be computed as the Actuarial Equivalent of the benefit being replaced.

1.2 Associated Company means (i) a corporation (other than a Participating Employer) that is a member of the same controlled group of corporations (within the meaning of Section 1563(a) of the Code, determined without regard to Section 1563(a)(4) and (e)(3)(C) of the Code) as a Participating Employer, (ii) an entity (other than a Participating Employer) under common control (within the meaning of Section 414(c) of the Code) with a Participating Employer, or (iii) a member (other than a Participating Employer) of an affiliated service group (within the meaning of Section 414(m) of the Code) with a Participating Employer.

1.3 Bonus means the award(s) earned under the Hawaiian Electric Industries, Inc. Executive Incentive Compensation Plan, whether deferred or nondeferred, and whether paid in the form of cash or stock.

1.4 Code means the Internal Revenue Code of 1986, as amended.

1.5 Committee means the Hawaiian Electric Industries, Inc. Pension Investment Committee appointed pursuant to resolutions of the Board of Directors of the Company.

1.6 Company means Hawaiian Electric Industries, Inc.

1.7 Compensation Committee means the Compensation Committee of the Board of Directors of Hawaiian Electric Industries, Inc.

1.8 Effective Date means July 1, 1984.

1.9 ERISA means the Employee Retirement Income Security Act of 1974, as amended.

1.10 Final Average Compensation means “Final Average Compensation” as defined in the Retirement Plan modified as follows: (1) expressed as a monthly average, (2) calculated without regard to the maximum compensation limits and family aggregation rules contained in Sections 401(a)(17) and 414(q)(6) of the Code, and (3) calculated by including only 50% of the Bonus paid to the Participant during the applicable Plan Year. Final Average Compensation is used to calculate the Supplemental Retirement Benefit under Section 4.1, hereinbelow, and the Termination Retirement Benefit under Section 4.4, hereinbelow.

1.11 Final Pay means the sum of (1) a Participant’s monthly salary at the time of termination of employment because of disability or death plus (2) 50% of the average annual Bonus paid to such Participant in the thirty-six (36) months preceding the month in which the Participant terminates employment, such average annual bonus to be divided by twelve (12) to yield a monthly amount. Final Pay is used to calculate the Pre-Retirement Death Benefit under Section 4.2, hereinbelow, and the Disability Benefit under Section 4.3, hereinbelow.

1.12 Normal Retirement Date means the first day of the first calendar month next following the Participant’s 65th birthday.

1.13 Participant means an executive officer of a Participating Employer who has been selected to be a Participant by the Compensation Committee, in accordance with Article II, hereinbelow.

1.14 Participating Employer means American Savings Bank, F.S.B., and any other corporation that is a member of the same controlled group of corporations (as defined in Section 415(b) of the Code) as the Company and to which participation in the Plan is extended.

1.15 Plan means the American Savings Bank Supplemental Retirement, Disability, and Death Benefit Plan, as described in this instrument, including all amendments hereto.

1.16 Plan Year means the calendar year or any other twelve-month period hereinafter adopted by the Company.

1.17 Primary Social Security Benefit means the monthly amount of primary old age insurance benefits available to a Participant at the Participant’s Normal Retirement Date under the provisions of Title II of the Social Security Act as in effect for the year during which the Participant terminates employment with the Participating Employer or an Associated Company, without regard to any increases in the wage base or benefit levels or any other change in the law that takes effect thereafter and, if the Participant retires prior to reaching his or her Normal Retirement Date, assuming the Participant’s salary would have remained constant to his or her Normal Retirement Date.

1.18 Retirement Plan means the American Savings Bank Retirement Plan.

1.19 Spouse means a person married to a Participant as of the earlier of the date the Participant begins to receive benefits under this Plan or the date the Participant dies. A person who marries a Participant after the Participant’s benefit commencement date shall not be a Spouse for purposes of this Plan and shall have no Spousal rights to benefits hereunder.

1.20 Year of Service means each 12 months during the period of time beginning with the date the Participant commences employment with the Participating Employers or the Associated Companies to the date the Employee terminates employment with all of the Participating Employers and Associated Companies. If a Participant was previously so employed, separated from such employment, and is subsequently rehired by a Participating Employer or an Associated Company, the Committee in its sole discretion may disregard the Years of Service earned by such Participant prior to his separation from employment with the Participating Employers and Associated Companies.

ARTICLE II

ELIGIBILITY

Each employee of a Participating Employer who has attained the rank of Senior Vice President, or an equivalent or higher rank, to be determined by the Compensation Committee, shall be included in a pool of executives from whom the Compensation Committee shall designate Participants. An executive shall become a Participant only if designated as such by the Compensation Committee. A Participant shall commence participation at the time specified by the Compensation Committee, but if no time is specified by the Compensation Committee, the Participant’s participation shall commence as of the first day of the Plan Year for which the Compensation Committee approved the executive as a Participant. Thereafter, participation in the Plan shall continue until such time as the Participant terminates employment with the Participating Employers and the Associated Companies.

ARTICLE III

NO CONTRIBUTIONS

No separate trust fund shall be established in connection with this Plan. The benefits paid hereunder shall be paid as and when necessary from the general assets of the Participating Employers. Accordingly, no Participating Employer shall be required or expected to make any contributions to fund the benefits offered under the Plan. Furthermore, no contributions to this Plan from Participants shall be permitted or required.

ARTICLE IV

BENEFITS

Section 4.1 Supplemental Retirement Benefit

(a) If a Participant retires or terminates employment with the Participating Employers and the Associated Companies on or after attaining age 65, the Participant shall be entitled to receive the supplemental retirement benefit specified in Section 4.1(b), payable in the form and in the manner specified in Section 4.1(c).

(b) (1) A Participant’s monthly supplemental retirement benefit shall equal the product of (X) times (Y), where:

(X) is an amount equal to 60% of a Participant’s Final Average Compensation, less 100% of the Participant’s Primary Social Security Benefit, less the Participant’s normal or postponed retirement benefit under the Retirement Plan; and

(Y) is a fraction, the numerator of which is the Participant’s Years of Service (but not more than 20) and the denominator of which is 20.

In calculating a Participant’s monthly supplemental retirement benefit under this Plan, the Committee shall calculate the Participant’s normal or postponed retirement benefit under the Retirement Plan using the Participant’s actual Years of Service.

(2) If the supplemental retirement benefit calculated under Section 4.1(b)(1), above, is less than the supplemental benefit the Participant would receive under the Hawaiian Electric Industries, Inc. Excess Pay Supplemental Executive Retirement Plan (the “Excess Pay SERP”) if the Participant were a participant in the Excess Pay SERP, the Participant shall be entitled to receive a benefit under this Plan equal to the supplemental benefit that would be payable under the terms of the Excess Pay SERP, calculated as though the Participant were a participant in the Excess Pay SERP. The supplemental benefit of a participant under the Excess Pay SERP is the amount the participant would receive under the Excess Pay SERP in excess of the benefits payable under the Retirement Plan.

(c) Subject to Section 4.5, hereinbelow, payment of a Participant’s supplemental retirement benefit under this Section 4.1 shall commence at the same time and be paid in the same form as the Participant’s normal or postponed retirement benefit under the Retirement Plan.

Section 4.2 Pre-Retirement Death Benefit

(a) If a Participant dies while employed by a Participating Employer or an Associated Company and prior to the date payment of his supplemental retirement benefit commences under Section 4.1, the Participant’s Spouse shall be entitled to receive, as an immediate death benefit, a monthly payment for a ten-year period certain that is equal to the greater of:

(1) 40% of the Participant’s Final Pay from a Participating Employer; or

(2) The Actuarial Equivalent of the monthly supplemental retirement benefit under Section 4.1 such Participant would have, as of the date of his death, been entitled to receive as of his Normal Retirement Date.

(b) Upon the death of the Participant’s Spouse no further benefits shall be paid under this Section 4.2. No one other than a Spouse may be a beneficiary under this Plan.

Section 4.3 Disability Benefits

(a) If a Participant becomes disabled while employed by a Participating Employer or an Associated Company and before attaining age 65, the Participant shall receive as a disability payment a monthly benefit equal to the difference of (X) minus [(Y) plus (Z)], where:

(X) = 60% of the Participant’s Final Pay from a Participating Employer as of the date it is determined the Participant first became disabled,

(Y) = the monthly disability benefit available to the Participant under the Social Security Act as in effect on the date it is determined by the Social Security Administration the Participant first became disabled, and

(Z) = all monthly disability benefits payable to the Participant under any other plan or program maintained by a Participating Employer or an Associated Company.

(b) Payment of such monthly disability benefit shall commence within 60 days after the Participant is determined to be disabled and shall continue until the earlier of the Participant’s death, the date the Participant ceases to be disabled, or the date the Participant attains age 65.

(c) A Participant shall be considered disabled for purposes of this Section 4.3 if, in the opinion of a licensed physician approved by the Committee, (i) the Participant is determined to be suffering from a physical or mental condition that arises after the Effective Date and prevents the Participant from engaging in any occupation or employment for remuneration or profit comparable to the position the Participant held as of the date the Participant became disabled and (ii) such condition, in the opinion of such physician, appears likely to be permanent or of a long or continuous duration. The foregoing notwithstanding, in no event shall any self-inflicted injury or intentionally induced sickness or any injury or sickness arising from the commission of any unlawful act or enterprise by the Participant constitute a disability for purposes of this Section 4.3.

(d) If a Participant recovers from any disability prior to attaining age 65, all disability payments made under this Section 4.3 shall cease. If such Participant returns to active employment with a Participating Employer or an Associated Company upon the cessation of disability prior to attaining age 65, the Participant shall be eligible for the benefits provided under Sections 4.1 and 4.2, provided the requirements thereof are satisfied. If a Participant does not return to active employment with a Participating Employer or an Associated Company after termination of disability prior to the Participant attaining age 65, the Participant shall be entitled only to the termination benefit, if any, the Participant qualifies for under Section 4.4.

(e) A Participant who continues to be disabled until age 65 shall be entitled to receive, as of the Participant’s Normal Retirement Date, the supplemental retirement benefit provided under Section 4.1 based upon the Participant’s Final Average Compensation and Years of Service as of the date the Participant most recently became disabled.

Section 4.4 Termination Retirement Benefit.

(a) If a Participant terminates employment after meeting the requirements for vesting set forth in Section 4.4(b), below, but prior to the date the Participant attains age 65, the Participant shall be entitled to receive a termination benefit described in Section 4.4(b), below.

(b) Amount, Timing, and Form of Termination Benefit.

(1) Participants Qualifying for an Early Retirement Income. If the Participant is eligible to receive an Early Retirement Income under Section 5.2(a) of the Retirement Plan, the Participant shall be entitled to a termination benefit under this Plan equal to the product of (X) times (Y) where:

  (X) is the monthly supplemental retirement benefit such Participant would have been entitled to receive under Section 4.1(b) as of his Normal Retirement Date, but calculated based upon the Participant’s Final Average Compensation and Years of Service as of his severance date; and

  (Y) is the percentage under the early retirement reduction factors applicable to the Participant under Section 5.2(a) of the Retirement Plan, using the factor applicable to the age at which the Participant begins to receive benefits.

In calculating the Retirement Plan offset in (X), above, the Retirement Plan benefit shall be determined without regard to the early retirement reduction factors used in the Retirement Plan. In other words, the Retirement Plan offset will be 100% of the accrued Normal Retirement Income under the Retirement Plan.

Subject to Section 4.5, hereinbelow, a Participant’s termination retirement benefit under this Section 4.4(b)(1) shall commence at the same time and be paid in the same form as the Participant’s benefit under the Retirement Plan.

(2) Participants Qualifying for a Benefit under Section 5.2(c) of the Retirement Plan. If the Participant is eligible to receive a benefit under Section 5.2(c) of the Retirement Plan, the Participant shall be entitled to a termination benefit under this Plan equal to the product of (X) times (Y) where:

  (X) is the monthly supplemental retirement benefit such Participant would have been entitled to receive under Section 4.1(b) as of his Normal Retirement Date, but calculated based upon the Participant’s Final Average Compensation and Years of Service as of his severance date; and

  (Y) is the percentage under the early retirement reduction factors applicable to the Participant under Section 5.2(c) of the Retirement Plan, using the factor applicable to the age at which the Participant begins to receive benefits.

In calculating the Retirement Plan offset in (X), above, the Retirement Plan benefit shall be determined without regard to the early retirement reduction factors used in the Retirement Plan. In other words, the Retirement Plan offset will be 100% of the accrued Normal Retirement Income under the Retirement Plan.

Subject to Section 4.5, hereinbelow, a Participant’s termination retirement benefit under this Section 4.4(b)(2) shall commence at the same time and be paid in the same form as the Participant’s benefit under the Retirement Plan.

(3) Participants not Qualifying for a Benefit under Section 5.2 of the Retirement Plan. If the Participant is not eligible for a benefit under Section 5.2 of the Retirement Plan but is 100% vested under the vesting schedule set forth below, the Participant shall be entitled to a termination benefit equal to the monthly supplemental retirement benefit such Participant would have been entitled to receive under Section 4.1(b) as of his Normal Retirement Date, but calculated based upon the Participant’s Final Average Compensation and Years of Service as of his severance date.

Years of Service	Vesting Percentage	Percentage Forfeited
Less than 4 years	0%	100%
4 or more years	100%	0%

Any termination retirement benefit under this Section 4.4(b)(3) shall commence when the Participant reaches his or her Normal Retirement Date and, subject to Section 4.5, hereinbelow, shall be paid in the same form as the benefit received by the Participant from the Retirement Plan.

(c) Spousal Termination Death Benefit. If a terminated, vested Participant has attained age 55 and dies prior to the date payment of such Participant’s termination benefit under this Section 4.4 begins, the Participant’s Spouse, if any, shall be entitled to receive an immediate death benefit, in the form of a monthly payment, for a ten-year period certain equal to the Actuarial Equivalent of the termination benefit the Participant would have been entitled to receive under Section 4.4(b).

Section 4.5 Settlement of Benefits

Any provision of this Article IV to the contrary notwithstanding, the Committee, in its sole discretion, may direct that any benefit which is otherwise payable to a Participant or Spouse of a Participant under this Article IV be paid to such person in a single lump-sum that is the Actuarial Equivalent of the normal form of benefit provided by this Plan. In determining Actuarial Equivalence under this Section 4.5, there shall be used (1) an interest rate or rates reflecting then current market rates on high-quality, fixed income investments with maturities approximating such payments and (2) the UP-1984 Mortality Table applied on a unisex basis. Payment of any benefit in such a lump-sum shall fully discharge the Participating Employers and the Associated Companies of any further liability to the Participant, his Spouse, and any person claiming benefits through either of such persons.

ARTICLE V

ADMINISTRATION

Section 5.1 The Committee To Be Named Fiduciary

(a) The Committee shall be the “Named Fiduciary’” (within the meaning of ERISA) of the Plan with all responsibility for the operation and administration of the Plan. The Committee shall have the power to delegate specific fiduciary responsibilities of the Participating Employers to any person or group of persons, and such person or group may serve in more than one such delegated capacity. Such delegations must be in writing and may be to employees of the Participating Employers or Associated Companies or to other individuals, all of whom shall serve at the pleasure of the Committee, and if full-time employees of the Participating Employers or Associated Employers, without compensation. Any such person may resign by delivering a written resignation to the Committee.

(b) The Committee may adopt rules for the administration of the Plan as it considers desirable, provided such rules do not conflict with the Plan.

(c) Except as otherwise expressly provided herein, the Committee may interpret and construe the Plan, or reconcile inconsistencies to the extent necessary to effectuate the Plan, and such action shall be binding upon all persons.

(d) The Committee may contract for legal, actuarial, medical, accounting, clerical, and other services to carry out the administration of the Plan.

(e) The Committee shall adopt from time to time actuarial tables and actuarial methods for use in all actuarial calculations, if any, required in connection with the determination of benefit payments under the Plan.

(f) The Committee shall be responsible for the maintenance of all employee, Participant, and beneficiary records for the Plan. The Committee shall also be responsible for the maintenance of records, appropriate notifications, and filings in connection with the interest of all Participants or their spouses or contingent annuitants.

(g) The Committee shall be responsible for complying, to the extent necessary, with the reporting and disclosure requirements of ERISA.

(h) By appropriate resolution, the Committee may appoint an agent or agents to represent and act for the Committee with respect to any or all of the foregoing matters.

Section 5.2 Expenses

The Participating Employers shall pay all expenses of administering the Plan. Such expenses shall include any expenses incurred by a Participating Employer, the Committee, or the designated agent of the Committee, including, but not limited to the payment of professional fees of consultants.

ARTICLE VI

CLAIMS PROCEDURE

The procedure for claiming benefits under the Plan shall be as follows:

(a) The Committee shall determine the benefits due hereunder to a Participant, or the Participant’s spouse or contingent annuitant, but a person may file a claim for benefits by written notice to the Committee.

(b) If a claim is denied in whole or in part, the Committee shall give the claimant written notice of such denial within 30 days of the filing of the claim. Such notice shall (i) specify the reason or reasons for the denial, (ii) refer to the pertinent Plan provisions on which the denial is based, (iii) describe any additional material or information necessary to perfect the claim and explain the need therefor, and (iv) explain the review procedure described in subparagraph (c) hereof.

(c) The claimant may then appeal the denial of the claim by filing written notice of such appeal with the Committee within 90 days after receipt of the notice of denial. The claimant or any authorized representative may, before or after filing notice of appeal, review any documents pertinent to the claim and submit issues and comments in writing. The Committee shall render a decision on such appeal within 30 days after receipt of the appeal (unless a longer period is requested by the claimant), and shall forthwith give written notice of such decision.

ARTICLE VII

AMENDMENT AND TERMINATION

Section 7.1 Amendment

(a) (1) Subject to the provisions hereinafter set forth, the Company reserves the right to amend the Plan at any time, and (to the extent permitted by ERISA and the Code) give any such amendment retroactive effect.

(2) The Committee may approve any technical amendments to the Plan (i) necessary to comply with federal law and regulations thereunder or (ii) that do not have a substantial impact on the cost or terms of the Plan. All other amendments must be approved by the Board of Directors of the Company.

Section 7.2 Termination

The Plan is adopted with the expectation that it shall be continued indefinitely, but the continuation of the Plan is not assumed as a contractual obligation by the Company or any Participating Employer. Each Participating Employer reserves the right to terminate the Plan with respect to its participation at any time. If the Plan is terminated (in full or in part), the then accrued benefit under this Plan of each affected Participant shall become 100% vested.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Right To Employment

(a) Nothing contained in the Plan shall be deemed to give any Participant a right to remain in the employ of the Participating Employers.

(b) Nothing contained in the Plan shall be deemed to give any Participant, retired Participant, Spouse, or anyone else any right or claim to any benefit except as expressly provided in the Plan.

Section 8.2 Inalienability

No Participant or any person having or claiming to have any interest of any kind or character in or under this Plan shall have any right to sell, assign, transfer, convey, hypothecate, anticipate, or otherwise dispose of such interest, and such interest shall not be subject to any liabilities or obligations of, or any bankruptcy proceedings, claims of creditors, attachment, garnishment, execution, levy, or other legal process against such person or such person’s property.

Section 8.3 Facility of Payment

If any Participant, retired Participant, Spouse, or contingent annuitant eligible to receive payments under this Plan is, in the opinion of the Committee, legally, physically, or mentally incapable of personally receiving and receipting for any payment under this Plan, the Committee may direct payments in installments not to exceed the amount of monthly pension to which the Participant was otherwise entitled, to such other person, persons, or institutions who, in the opinion of the Committee, are then maintaining or having custody of such payee, until claims are made by a duly appointed guardian or other legal representative of such payee. Such payments shall constitute a full discharge of the liability of the Plan to the extent thereof.

Section 8.4 Construction Of Plan

(a) The headings of articles and sections are included herein solely for the convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall be controlling.

(b) To the extent not preempted by ERISA, the Plan shall be governed, construed, and administered and regulated according to the laws of the State of Hawaii.

Section 8.5 Forms

All consents, elections, applications, designations, etc. required or permitted under the Plan must be made on forms prescribed and furnished by the Committee, and shall be recognized only if properly completed, executed, and returned to the Committee.

TO RECORD the adoption of this amended and restated Plan, the Company has authorized and directed the Committee to execute this document on the Company’s behalf, and the Committee has caused this document to be executed this 26th day of February, 1996.

HAWAIIAN ELECTRIC INDUSTRIES, INC.

By	HAWAIIAN ELECTRIC INDUSTRIES, INC.
PENSION INVESTMENT COMMITTEE

	By	/s/ Constance H. Lau
Its Secretary and member

	By	/s/ Peter C. Lewis
Its member